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                                                                      EXHIBIT 99

WILLIS LEASE FINANCE NAMES DONALD NUNEMAKER TO BOARD: WILL FILL BOARD SEAT VACATED BY ROBERT RAU

SAUSALITO, Calif.--(BUSINESS WIRE)--Aug. 11, 2000--Willis Lease Finance Corporation (Nasdaq: WLFC) today named Donald Nunemaker, the company's Chief Administrative Officer, to its Board of Directors, replacing Robert Rau, former President and CEO of Rohr, Inc.

"Bob Rau has served Willis Lease Finance well these past two and a half years. His leadership and strong background in the aviation industry have been real assets to our board. We thank him for his service and the contributions he has made to our company and wish him well," said Charles F. Willis, President and CEO.

"Don Nunemaker has made many significant contributions since joining Willis Lease Finance in 1997; he is a very important member of our senior management team," said Willis. "Now the Board can call on his knowledge of management controls and operational functions, as well as his varied experience in the equipment finance and leasing industry. We look to Don's skills and expertise to make an immediate impact and strong contribution to our Board moving forward."

Nunemaker has been involved in the equipment leasing industry since 1973. Prior to joining WLFC, he was President and CEO of LeasePartners, Inc., Executive Vice President of Concord Asset Management, Inc., and held various senior positions with Chase Manhattan Leasing Company. Mr. Nunemaker has an MBA from Indiana University.

Willis Lease Finance Corporation provides leases of spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines and airframe and engine components as well as the company's engine maintenance services.

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CONTACT:

     Willis Lease Finance
     Charles F. Willis, 415/331-5281